________ ___, 1997


                     EXCHANGE AGENT AGREEMENT


The Chase Manhattan Bank
450 West 33rd Street, 15th Floor
New York, New York  10001

Ladies and Gentlemen:

      ALBANK Capital Trust I, a Delaware statutory business trust (the "Issuer") proposes to make an offer (the "Exchange Offer") to exchange up to $50,000,000 aggregate liquidation amount of its 9.27% Capital Securities, Series B (liquidation amount $1,000 per Capital Security) (the "New Capital Securities"), which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), for a like liquidation amount of its outstanding 9.27% Capital Securities, Series A (liquidation amount $1,000 per Capital Security) (the "Old Capital Securities"), of which $50,000,000 aggregate liquidation amount is outstanding.
The terms and conditions of the Exchange Offer as currently contemplated are set forth in a prospectus, dated ________ ___, 1997 (the "Prospectus"), a copy of which is attached to this Agreement as Attachment A, proposed to be distributed to all record holders of the Old Capital Securities. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Prospectus.

      The Issuer hereby appoints The Chase Manhattan Bank to act as exchange agent (the "Exchange Agent") in connection with the Exchange Offer. References hereinafter to "you" shall refer to The Chase Manhattan Bank.

      The Exchange Offer is expected to be commenced by the Issuer on or about ________ ___, 1997. The Letter of Transmittal accompanying the Prospectus is to be used by the holders of the Old Capital Securities to accept the Exchange Offer, and contains certain instructions with respect to the Exchange Offer.

      The Exchange Offer shall expire at 5:00 p.m., New York City time, on ________ ___, 1997 or on such later date or time to which the Issuer or ALBANK Financial Corporation (the "Company") may extend the Exchange Offer (the "Expiration Date"). Subject to the terms and conditions set forth in the Prospectus, the Issuer and the Company expressly reserve the right to extend the Exchange Offer from time to time and may extend the Exchange Offer by giving oral (promptly confirmed in writing) or written notice to you no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

      The Issuer and the Company expressly reserve the right to amend or terminate the Exchange Offer, and not to accept for exchange any Old Capital Securities not theretofore accepted for exchange, upon the occurrence of any of the conditions of the Exchange Offer specified in the Prospectus under the caption "Conditions to the Exchange Offer." The Issuer or the Company will give oral (promptly confirmed in writing) or written notice of any amendment, termination or nonacceptance to you as promptly as practicable.

      In carrying out your duties as Exchange Agent, you are to act in accordance with the following instructions:

      1. You will perform such duties and only such duties as are specifically set forth in the section of the Prospectus captioned "The Exchange Offer" and as specifically set forth herein and such duties which are necessarily incidental thereto; provided, however, that in no way will your general duty to act in good faith be discharged by the foregoing.

      2. You will establish an account with respect to the Old Capital Securities at The Depository Trust Company (the "Book-Entry Transfer Facility") for purposes of the Exchange Offer within two business days after the date of the Prospectus or, if you already have established an account with the Book-Entry Transfer Facility suitable for the Exchange Offer, you will identify such preexisting account to be used in the Exchange Offer, and any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of the Old Capital Securities by causing the Book-Entry Transfer Facility to transfer such Old Capital Securities into your account in accordance with the Book-Entry Transfer Facility's procedure for such transfer.

      3. You are to examine each of the Letters of Transmittal, certificates for Old Capital Securities and confirmations of book-entry transfers into your account at the Book- Entry Transfer Facility and any Agent's Message or other documents delivered or mailed to you by or for holders of the Old Capital Securities to ascertain whether: (i) the Letters of Transmittal and any such other documents are duly executed and properly completed in accordance with instructions set forth therein, (ii) the Old Capital Securities have otherwise been properly tendered,
(iii) the Old Capital Securities tendered in part are tendered in principal amounts of $100,000 (100 Capital Securities) and integral multiples of $1,000 in excess thereof and if any Old Capital Securities are tendered for exchange in part, the untendered principal amount thereof is $100,000 (100 Capital Securities) or any integral multiple of $1,000 in excess thereof, and (iv) holders of Old Capital Securities have provided their Tax Identification Number or required certification. In each case where the Letter of Transmittal or any other document has been improperly completed or executed or any of the certificates for Old Capital Securities are not in proper form for transfer or some other irregularity in connection with the acceptance of the Exchange Offer exists, you will endeavor to inform the presenters of the need for fulfillment of all requirements and to take any other action as may be necessary or advisable to cause such irregularity to be corrected.

      4. With the approval of the Issuer or the Chairman of the Board, the Chief Executive Officer, the Chief Financial Officer or the Secretary of the Company (such approval, if given orally, to be confirmed in writing) or any other party designated by the Issuer or such officer of the Company in writing, you are authorized to waive any irregularities in connection with any tender of Old Capital Securities pursuant to the Exchange Offer.

      5. Tenders of Old Capital Securities may be made only as set forth in the section of the Prospectus captioned "The Exchange Offer -- Procedures for Tendering Old Capital Securities" or in the Letter of Transmittal and Old Capital Securities shall be considered properly tendered to you only when tendered in accordance with the procedures set forth therein.

      Notwithstanding the provisions of this Section 5, Old
Capital Securities which the Issuer or any other party designated by the Issuer in writing shall approve as having been properly tendered shall be considered to be properly tendered (such approval, if given orally, shall be confirmed in writing).

      6. You shall advise the Issuer with respect to any Old
Capital Securities delivered subsequent to the Expiration Date and accept its instructions with respect to disposition of such Old Capital Securities.

      7.   You shall accept tenders:

      (a) in cases where the Old Capital Securities are registered in two or more names only if signed by all named holders:

      (b) in cases where the signing person (as indicated on the Letter of Transmittal) is acting in a fiduciary or a representative capacity only when proper evidence of his or her authority to so act is submitted; and

      (c) from persons other than the registered holder of Old
Capital Securities provided that customary transfer requirements, including any applicable transfer taxes, are fulfilled.

      You shall accept partial tenders of Old Capital Securities where so indicated and as permitted in the Letter of Transmittal and deliver certificates for Old Capital Securities to the transfer agent for split-up and return any untendered Old Capital Securities to the holder (or to such other person as may be designated in the Letter of Transmittal) as promptly as practicable after expiration or termination of the Exchange Offer.

      8. Upon satisfaction or waiver of all of the conditions to the Exchange Offer, the Issuer will notify you (such notice if given orally, to be promptly confirmed in writing) of the Issuer's acceptance, promptly after the Expiration Date, of all Old Capital Securities properly tendered and you, on behalf of the Issuer, will exchange such Old Capital Securities for the New Capital Securities and cause such Old Capital Securities to be canceled. Delivery of New Capital Securities will be made on behalf of the Issuer by you at the rate of $1,000 liquidation amount of New Capital Securities for each $1,000 liquidation amount of Old Capital Securities tendered promptly after notice (such notice if given orally, to be promptly confirmed in writing) of acceptance of said Old Capital Securities by the Issuer; provided, however, that in all cases, Old Capital Securities tendered pursuant to the Exchange Offer will be exchanged only after timely receipt by you of certificates for such Old Capital Securities (or confirmation of book-entry transfer into your account at the Book-Entry Transfer Facility), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) with any required signature guarantees (or in lieu thereof an Agent's Message) and any other required document. Unless otherwise instructed by the Company or the Issuer, you shall issue New Capital Securities only in denominations of $100,000 (100 Capital Securities) or any integral multiple of $1,000 in excess thereof.

      9. Tenders pursuant to the Exchange Offer are irrevocable, except that, subject to the terms and upon the conditions set forth in the Prospectus and the Letter of Transmittal, Old Capital Securities tendered pursuant to the Exchange Offer may be withdrawn at any time on or prior to the Expiration Date in accordance with the terms of the Exchange Offer.

      10. The Company and the Issuer shall not be required to exchange any Old Capital Securities tendered if any of the conditions set forth in the Exchange Offer are not met.
Notice of any decision by the Company and the Issuer not to exchange any Old Capital Securities tendered shall be given (such notice, if given orally, shall be promptly confirmed in writing) by the Company or the Issuer to you.

      11. If, pursuant to the Exchange Offer, the Issuer does not accept for exchange all or part of the Old Capital Securities tendered because of an invalid tender, the occurrence of certain other events set forth in the Prospectus under the caption "The Exchange Offer -- Conditions to the Exchange Offer" or otherwise, you shall as soon as practicable after the expiration or termination of the Exchange Offer return those certificates for unaccepted Old Capital Securities (or effect the appropriate book-entry transfer of the unaccepted Old Capital Securities), and return any related required documents and the Letters of Transmittal relating thereto that are in your possession, to the persons who deposited them.

      12. All certificates for reissued Old Capital Securities, unaccepted Old Capital Securities or New Capital Securities shall be forwarded by (a) certified mail, under a blanket surety bond protecting you, the Issuer and the Company from loss or liability arising out of the non-receipt or non-delivery of such certificates or (b) by registered mail insured separately for the replacement value of such certificates.

      13. You are not authorized to pay or offer to pay any concessions, commissions or solicitation fees to any broker, dealer, bank or other persons or to engage or utilize any person to solicit tenders.

      14.  As Exchange Agent hereunder you:

      (a) will be regarded as making no representations and having no responsibilities as to the validity, sufficiency, value or genuineness of Old Capital Securities, and will not be required to and will make no representation as to the validity, value or genuineness of the

Exchange Offer; provided, however, that in no way will your general duty to act in good faith be discharged by the foregoing;

      (b) shall not be obligated to take any legal action hereunder which might in your reasonable judgment involve any expense or liability, unless you shall have been furnished with reasonable indemnity;

      (c) shall not be liable to the Company or the Issuer for any action taken or omitted by you, or any action suffered by you to be taken or omitted, without negligence, misconduct or bad faith on your part, by reason of or as a result of the administration of your duties hereunder in accordance with the terms and conditions of this Agreement or by reason of your compliance with the instructions set forth herein or with any written or oral instructions delivered to you pursuant hereto, and may reasonably rely on and shall be protected in acting in good faith in reliance upon any certificate, instrument, opinion, notice, letter, facsimile or other document or security delivered to you and reasonably believed by you to be genuine and to have been signed by the proper party or parties;

      (d) may reasonably act upon any tender, statement, request, comment, agreement or other instrument whatsoever not only as to its due execution and validity and the effectiveness of its provisions, but also as to the truth and accuracy of any information contained therein, which you shall in good faith reasonably believe to be genuine or to have been signed or represented by a proper person or persons;

      (e) may rely on and shall be protected in acting upon written or oral instructions from the Issuer or any officer of the Company with respect to the Exchange Offer;

      (f) shall not advise any person whether to tender or refrain from tendering Old Capital Securities pursuant to the Exchange Offer or as to the market value or decline or appreciation in market value of any Old Capital Securities; and

      (g) may consult with your counsel with respect to any questions relating to your duties and responsibilities and the written opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by you hereunder in good faith and in accordance with such written opinion of such counsel.

      15. You shall take such action as may from time to time be requested by the Company, the Issuer or their counsel (and such other action as you may reasonably deem appropriate) to furnish copies of the Prospectus, Letter of Transmittal and the Notice of Guaranteed Delivery, or such other forms as may be approved from time to time by the Company or the Issuer, to all persons requesting such documents and to accept and comply with telephone requests for information relating to the Exchange Offer, provided that such information shall relate only to the procedures for accepting (or withdrawing from) the Exchange Offer. The Company or the Issuer will furnish you with copies of such documents at your request. All other requests for information relating to the Exchange Offer shall be directed to the Company, Attention:
Freling H. Smith.

      16. You shall advise by facsimile transmission or telephone, and promptly thereafter confirm in writing to the Issuer, the Company and Cleary, Gottlieb, Steen & Hamilton, 2000 Pennsylvania Avenue, N.W., Washington, D.C. 20006-1801, Attn: Kenneth L. Bachman, Esq., counsel for the Company and the Issuer, and such other person or persons as they may request, daily, and more frequently, if reasonably requested, up to and including the Expiration Date, as to the principal amount of the Old Capital Securities which have been tendered pursuant to the Exchange
Offer and the items received by you pursuant to this Agreement, separately reporting and giving cumulative totals to the items properly received and items improperly received and items covered by Notices of Guaranteed Delivery. In addition, you will also inform, and cooperate in making available to, the Company and the Issuer or any such other person or persons as the Company or the Issuer request from time to time prior to the Expiration Date of such other information as they or he reasonably requests. Such cooperation shall include, without limitation, the granting by you to the Company, the Issuer and such person as the Company or the Issuer may request of access to those persons on your staff who are responsible for receiving tenders, in order to ensure that immediately prior to the Expiration Date, the Company and the Issuer shall have received information in sufficient detail to enable them to decide whether to extend the Exchange Offer.
You shall prepare a list of persons who failed to tender or whose tenders were not accepted and the aggregate principal amount of Old Capital Securities not tendered or Old Capital Securities not accepted and deliver said list to the Company and the Issuer at least seven days prior to the Expiration Date. You shall also prepare a final list of all persons whose tenders were accepted, the aggregate principal amount of Old Capital Securities tendered and the aggregate principal amount of Old Capital Securities accepted and deliver said list to the Company.

      17. Letters of Transmittal and Notices of Guaranteed Delivery shall be stamped by you as to the date and the time of receipt thereof and shall be preserved by you for a period of time at least equal to the period of time you preserve other records pertaining to the transfer of securities. You shall dispose of unused Letters of Transmittal and other surplus materials by returning them to the Company.

      18. At the written request of the Company and the Issuer or their counsel, you shall notify tendering holders of Old Capital Securities in the event of any extension, termination or amendment of the Exchange Offer. In the event of any such termination, you will return all tendered Old Capital Securities to the persons entitled thereto, at the request and expense of the Company.

      19. If any holder of Old Capital Securities shall report to you that his or her failure to surrender Old Capital Securities registered in his or her name is due to the loss or destruction of a certificate or certificates, you shall request such holder
(i) to furnish to you an affidavit of loss and, if required by the Company and the Issuer, a bond of indemnity in an amount and evidenced by such certificate or certificates of a surety as may be satisfactory to you, the Company and the Issuer, and (ii) to execute and deliver an agreement to indemnify the Company, the Issuer and you, in such form as is acceptable to you, the Company and the Issuer. The obligees to be named in each such indemnity bond shall include you, the Company and the Issuer. You shall report to the Company the names of all holders of Old

Capital Securities who claim that their Old Capital Securities have been lost or destroyed and the principal amount of such Old
Capital Securities.

      20. As soon as practicable after the Expiration Date, you shall arrange for cancellation of the Old Capital Securities submitted to you and accepted for exchange by the Issuer. Such Old Capital Securities shall be canceled and retired by you in your capacity as Trustee under the Indenture dated June 6, 1997, governing the Capital Securities, as you are instructed by the Company and the Issuer (or a representative designated by the Company or the Issuer) in writing.

      21. For services rendered as Exchange Agent hereunder you shall be entitled to a fee of $4,000 (which fee the Exchange Agent hereby agrees and acknowledges has already been paid by the Company) and you shall be entitled to reimbursement of your reasonable and duly documented out-of-pocket expenses (including reasonable and duly documented fees and expenses of your counsel, which fees are expected under normal circumstances to be not in excess of $5,000) incurred in connection with the Exchange Offer. For purposes of the preceding sentence, fees and expenses for which an appropriate invoice has been delivered by you shall be deemed duly documented fees and expenses. The obligations under this Section 21 shall constitute joint and several obligations of the Issuer and the Company.

      22. You hereby acknowledge receipt of the Prospectus and the Letter of Transmittal attached hereto and further acknowledge that you have examined each of them to the extent necessary to perform your obligations hereunder. Any inconsistency between this Agreement, on the one hand, and the Prospectus and the Letter of Transmittal (as they may be amended from time to time), on the other hand, shall be resolved in favor of the latter two documents, except with respect to the duties, liabilities and indemnification of you as Exchange Agent, which shall be controlled by this Agreement.

      23. The Company and the Issuer jointly and severally agree to indemnify and hold you harmless in your capacity as Exchange Agent hereunder against any liability, cost or expense, including reasonable attorney's fees, arising out of or in connection with the acceptance or administration of your duties hereunder, including, without limitation, in connection with any act, omission, delay or refusal made by you in reasonable reliance upon any signature, endorsement, assignment, certificate, order, request, notice, instruction or other instrument or document reasonably believed by you to be valid, genuine and sufficient and in accepting any tender or effecting any transfer of Old Capital Securities reasonably believed by you in good faith to be authorized, and in delaying or refusing in good faith to accept any tenders or effect any transfer of Old Capital Securities; provided, however, that the Company and the Issuer shall not be liable for indemnification or otherwise for any loss, liability, cost or expense to the extent arising out of your negligence, willful breach of this Agreement, willful misconduct or bad faith. In no case shall the Company and the Issuer be liable under this indemnity with respect to any claim against you unless the Company and the Issuer shall be notified by you, by letter or cable or by facsimile confirmed by letter, of the written assertion of a claim against you or of any other action commenced against you, promptly after you shall have received any such written assertion or commencement of action. The Company and the

Issuer shall be entitled to participate at their own expense in the defense of any such claim or other action, and, if the Company and the Issuer so elect, the Company and the Issuer shall assume the defense of any suit brought to enforce any such claim. In the event that the Company and the Issuer shall assume the defense of any such suit, the Company and the Issuer shall not be liable for the fees and expenses of any additional counsel thereafter retained by you or any other fees and expenses incurred by you in defense of such suit so long as the Company and the Issuer shall retain counsel reasonably satisfactory to you to defend such suit. You shall not compromise or settle any such pending or threatened action or claim without the prior, written consent of the Company and the Issuer.

      24. This Agreement and your appointment as Exchange Agent hereunder shall be construed and enforced in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such state, and without regard to conflicts of law principles, and shall inure to the benefit of, and the obligations created hereby shall be binding upon, the successors and assigns of each of the parties hereto. No other person shall acquire or have any rights under or by virtue of this Agreement.

      25. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which taken together constitute one and the same agreement.

      26. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

      27. This Agreement shall not be deemed or construed to be modified, amended, rescinded, canceled or waived, in whole or in part, except by a written instrument signed by a duly authorized representative of the party to be charged. This Agreement may not be modified orally.

      28. Unless otherwise provided herein, all notices, requests and other communications to any party hereunder shall be in writing (including facsimile) and shall be given to such party, addressed to it, at its address or telecopy number set forth below:

If to the Company:             ALBANK Financial Corporation
                               10 North Pearl Street
                               Albany, New York  12207
                               Telephone:  (518) 445-2100
                               Facsimile:  (518) 445-2140
                               Attention:  Freling H. Smith

If to the Issuer:              ALBANK Capital Trust I
                               c/o ALBANK Financial Corporation
                               10 North Pearl Street
                               Albany, New York  12207
                               Telephone:  (518) 445-2100
                               Facsimile:  (518) 445-2140
                               Attention:  Freling H. Smith

If to the Exchange Agent:      The Chase Manhattan Bank
                               450 West 33rd Street, 15th Floor
                               New York, New York  10001
                               Facsimile: (212) 946-8159/60
                               Attention: Gregory P. Shea

or such other address or telecopy number as any of the above may have furnished to the other parties in writing for such purpose.

      29. Unless terminated earlier by the parties hereto, this Agreement shall terminate 90 days following the Expiration Date. Notwithstanding the foregoing, Sections 21 and 23 shall survive the termination of this Agreement. Except as provided in Sections 17 and 20, upon any termination of this Agreement, you shall promptly deliver to the Company any funds or property (including, without limitation, Letters of Transmittal, certificates for Capital Securities and any other documents relating to the Exchange Offer) then held by you as Exchange Agent under this Agreement.

      30. This Agreement shall be binding and effective as of the date hereof.

Please acknowledge receipt of this Agreement and confirm the arrangements herein provided by signing and returning the enclosed copy.

                                    ALBANK FINANCIAL CORPORATION


                                    By: ________________________
                                    Name:
                                    Title:


                                    ALBANK CAPITAL TRUST I


                                    By: ________________________
                                    Name:
                                    Title:



Accepted as of the date first above written:

THE CHASE MANHATTAN BANK

By: ___________________________
Name:
Title: